As filed with the Securities and Exchange Commission on December 5, 2025

File No. 000-56776

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

(Amendment No. 2)

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g)

OF THE SECURITIES EXCHANGE ACT OF 1934

Eagle Point Trinity Senior Secured Lending Company

(Exact name of registrant as specified in charter)

Delaware	99-2899518
(State or other jurisdiction of incorporation or registration)	(I.R.S. Employer Identification No.)

600 Steamboat Road, Suite 202 Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

(203) 340-8500

(Registrant’s telephone number, including area code)

with copies to:

Harry S. Pangas, Esq.

Darius I. Ravangard, Esq.

Alexander C. Karampatsos, Esq.

Dechert LLP

1900 K St NW

Washington, DC 20006

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Shares of beneficial interest

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

Eagle Point Trinity Senior Secured Lending Company (“we”, “us”, “our” or the “Fund”) is filing this second amendment (“Amendment No. 2”) to its registration statement on Form 10 (as amended, the “Registration Statement”), initially filed with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on August 28, 2025 and amended on October 27, 2025 (the “Prior Filing”), to include a report of the independent registered public accounting firm of the Fund with respect to the audited financial statements for the fiscal year ended December 31, 2024, which reflects such audit being conducted in accordance with the standards of the Public Company Accounting Oversight Board. In accordance with Rule 12b-15 under the Exchange Act, this Amendment No. 2 amends only Item 13 and Item 15 of Form 10.

The Registration Statement became effective automatically sixty days after it was initially filed with the SEC, and the Fund is currently subject to the reporting and other requirements of the Exchange Act and the rules promulgated thereunder.

This Amendment No. 2 should be read in conjunction with the Prior Filing and any subsequent filings of the Fund with the SEC.

1

ITEM 13.	Financial Statements And Supplementary Data

The following documents are being filed as part of this Registration Statement:

The following documents were included in the Prior Filing:

Consolidated Financial Statements as of and for the six months ended June 30, 2025 (Unaudited)
Consolidated Statements of Assets, Liabilities and Members' Capital as of June 30, 2025 (Unaudited)
Consolidated Statements of Operations for the six months ended June 30, 2025 (Unaudited)
Consolidated Statements of Changes in Members’ Capital for the six months ended June 30, 2025 (Unaudited)
Consolidated Statements of Cash Flows for the six months ended June 30, 2025 (Unaudited)
Consolidated Schedules of Investments as of June 30, 2025 (Unaudited)
Notes to Consolidated Financial Statements

2

ITEM 15.	Financial Statements And Exhibits

(a) List separately all financial statements filed

The financial statements attached to this Registration Statement are listed under “Item 13. Financial Statements And Supplementary Data.”

(b) Exhibits

Exhibit Index

3.1	Certificate of Conversion†

3.2	Certificate of Trust†

3.3	Declaration of Trust†

3.4	Bylaws†

4.1	Form of Subscription Agreement†

10.1	Advisory Agreement†

10.2	Sub-Advisory Agreement†

10.3	Administration Agreement†

10.4	Form of Indemnification Agreement†

10.5	Distribution Reinvestment Plan†

10.6	Expense Limitation Agreement†

10.7	Organizational and Offering Expense Support and Reimbursement Agreement†

10.8	Form of Custodian Agreement†

10.9	Dealer Manager Agreement†

10.10	License Agreement – Eagle Point Credit Management LLC†

10.11	License Agreement – Trinity Capital Adviser LLC†

10.12	Credit Agreement, dated as of November 12, 2024, by and among EPT SPV 16 SUB (US) LLC, as borrower, Trinity Capital Adviser LLC, as servicer, KeyBank National Association, as administrative agent and syndication agent, Computershare Trust Company, N.A., as collateral custodian, and the lenders party thereto†

10.13	First Amendment to Credit Agreement, dated as of August 28, 2025, by and among EPT SPV 16 SUB (US) LLC, as borrower, Trinity Capital Adviser LLC, as servicer, KeyBank National Association, as administrative agent and syndication agent, Computershare Trust Company, N.A., as collateral custodian, and the lenders party thereto.†

10.14	Note Purchase Agreement by and between Eagle Point Trinity Senior Secured Lending Company and the purchasers party thereto, dated August 1, 2025†

21.1	List of Subsidiaries†

†	Previously filed.

3

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

EAGLE POINT TRINITY SENIOR SECURED LENDING COMPANY

By:	/s/ Kenneth P. Onorio
Name: Kenneth P. Onorio
Title: Chief Financial Officer and Chief Accounting Officer

Date: December 5, 2025

4

EPT 16 LLC

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM JUNE 28, 2024 (COMMENCEMENT OF OPERATIONS) THROUGH

DECEMBER 31, 2024

EPT 16 LLC

Report of Independent Registered Public Accounting Firm

To the Members of EPT 16 LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of assets and liabilities of EPT 16 LLC (the Fund), including the consolidated schedule of investments, as of December 31, 2024 , the related consolidated statements of operations, changes in members’ capital, and cash flows for the period from June 28, 2024 (commencement of operations) to December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Fund at December 31, 2024, and the results of its operations, changes in its members’ capital, and its cash flows for the period from June 28, 2024 (commencement of operations) to December 31, 2024, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on the Fund’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Fund in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our procedures included confirmation of investments owned as of December 31, 2024, by correspondence with the underlying investee companies, borrowers and others; when replies were not received from the underlying investee companies, borrowers and others, we performed other auditing procedures. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Fund’s auditor since 2024.

Los Angeles, California

December 5, 2025

EPT 16 LLC

Consolidated Statement of Assets, Liabilities, and Members’ Capital

(In thousands)

December 31, 2024
ASSETS
Non-Control/Non-Affiliate Investments at fair value (cost of $66,473)	$66,886
Cash and cash equivalents	2,239
Interest receivable	726
Deferred credit facility costs	796
Other assets	6
Total assets	$70,653

LIABILITIES
KeyBank Credit Facility	$12,400
Management fees payable	316
Incentive fees payable	185
Contingent incentive fees payable	132
Interest payable	140
Security deposits	525
Accrued expenses and other liabilities	650
Total liabilities	14,348

Commitments and contingencies (Note 8)

MEMBERS’ CAPITAL
Members’ capital	56,305
Total members’ capital	56,305

Total Liabilities and Members’ Capital	$70,653

See accompanying notes to consolidated financial statements.

EPT 16 LLC

Consolidated Statement of Operations

(In thousands)

For the period from June
28, 2024 (commencement
of operations) to
December 31, 2024
INVESTMENT INCOME:
Interest income from Non-Control/Non-Affiliate investments	$2,632
Fee income	79
Total investment income	2,711

EXPENSES:
Origination fees	739
Management fees	316
Incentive fees	185
Contingent incentive fees	132
Organizational costs	605
Professional fees	145
Interest expense and other debt financing costs	215
Other expenses	89
Total expenses	2,426

NET INVESTMENT INCOME	285
Net realized gain from Non-Control/Non-Affiliate investments	318
Net unrealized appreciation from investments Non-Control/Non-Affiliate investments	413

NET INCREASE IN MEMBERS’ CAPITAL RESULTING FROM OPERATIONS	$1,016

See accompanying notes to consolidated financial statements.

EPT 16 LLC

Consolidated Statement of Changes in Members’ Capital

(In thousands)

Members’ Capital as of June 28, 2024 (Commencement of Operations)	—
Contributions	55,289
Net increase in members’ capital resulting from operations	1,016
Members’ Capital as of December 31, 2024	$56,305

See accompanying notes to consolidated financial statements.

EPT 16 LLC

Consolidated Statement of Cash Flows

(In thousands)

For the period from
June 28, 2024
(commencement of
operations) to
December 31, 2024
Cash flows provided by/(used in) operating activities:
Net increase/(decrease) in members’ capital resulting from operations	$1,016
Adjustments to reconcile net increase/(decrease) in members’ capital resulting from operation to net cash provided by/(used in) operating activities:
Net unrealized (appreciation)/depreciation from investments	(413)
Net realized (gain)/loss from investments	(318)
Accretion of original issue discount/premium on investments	(425)
Amortization of deferred credit facility costs	59
Purchase of investments	(74,943)
Proceeds from the sale and paydowns of investments	9,213
Change in operating assets and liabilities
(Increase)/Decrease in interest receivable	(731)
Increase/(Decrease) in security deposits	525
Increase/(Decrease) in accrued expenses and other liabilities	650
Increase/(Decrease) in management fees payable, incentive fees payable, and interest payable	773
Net cash provided by/(used in) operating activities	(64,594)

Cash flows provided by/(used in) financing activities
Contributions received	55,289
Borrowings under Credit Facility	12,400
Deferred credit facility costs paid	(856)
Net cash provided by/(used in) financing activities	66,833

Net increase/(decrease) in cash and cash equivalents	2,239
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$2,239

Supplemental and non-cash financing activities:
Cash paid during the period for interest	$—

See accompanying notes to consolidated financial statements.

EPT 16 LLC

Consolidated Schedule of Investments

December 31, 2024

(In thousands)

Portfolio Company (1)	Type of Investment (2)	Maturity Date	Interest Rate (3)	Principal Amount (4)	Cost	Fair Value (5)	Footnotes
Debt Securities- United States

Artificial Intelligence & Automation
Applied Digital Corporation	Equipment Financing	March 1, 2026	Fixed interest rate 19.0%; EOT 0.0%	$1,453	$1,460	$1,498
	Equipment Financing	April 1, 2026	Fixed interest rate 19.0%; EOT 0.0%	773	777	798
	Equipment Financing	April 1, 2026	Fixed interest rate 19.0%; EOT 0.0%	1,258	1,282	1,293
Total Applied Digital Corporation				$3,484	$3,519	$3,589

Cirrascale Cloud Services, LLC	Equipment Financing	September 1, 2026	Fixed interest rate 12.7%; EOT 4.9%	$1,198	$1,236	$1,236
	Equipment Financing	April 1, 2027	Fixed interest rate 10.2%; EOT 5.2%	1,266	1,273	1,273
Total Cirrascale Cloud Services, LLC				$2,464	$2,509	$2,509

Augmented Reality Concepts, Inc.	Secured Loan	June 18, 2029	Variable interest rate SOFR 3 Month Term + 4.3% or Floor rate 7.3%; EOT 0.0%	$1,230	$1,227	$1,239	(6)

Sub-Total: Artificial Intelligence & Automation (13.0%)*				$7,178	$7,255	$7,337

Connectivity
Tarana Wireless, Inc.	Secured Loan	October 1, 2029	Variable interest rate Prime + 4.5% or Floor rate 12.5%; EOT 4.0%	$1,200	$1,141	$1,158	(6)
Sub-Total: Connectivity (2.1%)*				$1,200	$1,141	$1,158

Consumer Products & Services
Ogee, Inc.	Secured Loan	March 1, 2027	Variable interest rate Prime + 5.8% or Floor rate 12.0%; EOT 3.8%	$300	$302	$302	(6)
	Secured Loan	March 1, 2027	Variable interest rate Prime + 5.8% or Floor rate 12.0%; EOT 3.8%	300	303	303	(6)
	Secured Loan	March 1, 2027	Variable interest rate Prime + 5.8% or Floor rate 12.0%; EOT 3.8%	300	295	295	(6)
Total Ogee, Inc.				$900	$900	$900
Sub-Total: Consumer Products & Services (1.6%)*				$900	$900	$900

EPT 16 LLC

Consolidated Schedule of Investments

December 31, 2024

(In thousands)

Portfolio Company (1)	Type of Investment (2)	Maturity Date	Interest Rate (3)	Principal Amount (4)	Cost	Fair Value (5)	Footnotes
Debt Securities- United States, Continued

Finance and Insurance
Beam Technologies, Inc.	Secured Loan	April 1, 2027	Variable interest rate PRIME + 4.3% or Floor rate 11.0%+PIK Fixed Interest Rate 1.5%; EOT 2.0%	$2,230	$2,187	$2,207	(6)(7)

Centivo Corporation	Secured Loan	August 1, 2029	Variable interest rate PRIME + 4.5% or Floor rate 11.3%+PIK Fixed Interest Rate 1.0%; EOT 2.0%	$502	$493	$498	(6)(7)
	Secured Loan	August 1, 2029	Variable interest rate PRIME + 4.5% or Floor rate 11.3%+PIK Fixed Interest Rate 1.0%; EOT 2.0%	500	471	470	(6)(7)
Total Centivo Corporation				$1,002	$964	$968

Cherry Technologies, Inc.	Secured Loan	April 1, 2029	Variable interest rate PRIME + 4.5% or Floor rate 12.0%+PIK Fixed Interest Rate 1.0%; EOT 2.0%	$535	$534	$544	(6)(7)
	Secured Loan	April 1, 2029	Variable interest rate PRIME + 4.5% or Floor rate 12.0%+PIK Fixed Interest Rate 1.0%; EOT 2.0%	533	530	548	(6)(7)
Total Cherry Technologies, Inc.				$1,068	$1,064	$1,092

Empower Financial, Inc.	Secured Loan	May 1, 2028	Variable interest rate Prime + 4.8% or Floor rate 11.5%; EOT 3.8%	$378	$386	$386	(6)
	Secured Loan	May 1, 2028	Variable interest rate Prime + 4.8% or Floor rate 11.5%; EOT 3.8%	98	95	97	(6)
	Secured Loan	May 1, 2028	Variable interest rate Prime + 4.8% or Floor rate 11.5%; EOT 3.8%	147	143	146	(6)
	Secured Loan	May 1, 2028	Variable interest rate Prime + 4.8% or Floor rate 11.5%; EOT 3.8%	152	144	146	(6)
	Secured Loan	May 1, 2028	Variable interest rate Prime + 4.8% or Floor rate 11.5%; EOT 3.8%	505	508	524	(6)
Total Empower Financial, Inc.				$1,280	$1,276	$1,299

Gravie, Inc.	Secured Loan	July 1, 2029	Variable interest rate Prime + 4.5% or Floor rate 13.0%; EOT 2.5%	$1,020	$1,023	$1,008	(6)
Under Technologies, Inc.	Secured Loan	June 1, 2029	Variable interest rate PRIME + 3.8% or Floor rate 12.0%; EOT 4.3%	$600	$589	$598	(6)
	Secured Loan	June 1, 2029	Variable interest rate PRIME + 3.8% or Floor rate 12.0%; EOT 4.3%	600	587	587	(6)
Total Under Technologies, Inc.				$1,200	$1,176	$1,185

Wisetack, Inc.	Secured Loan	December 1, 2029	Variable interest rate Prime + 5.0% or Floor rate 12.5%; EOT 2.5%	$900	$892	$892	(6)
Sub-Total: Finance and Insurance (15.4%)*				$8,700	$8,582	$8,651

Food and Agriculture Technologies
DrinkPak, LLC	Equipment Financing	September 1, 2026	Fixed interest rate 12.9%; EOT 10.5%	$974	$1,070	$1,080
Sub-Total: Food and Agriculture Technologies (1.9%)*				$974	$1,070	$1,080

EPT 16 LLC

Consolidated Schedule of Investments

December 31, 2024

(In thousands)

Portfolio Company (1)	Type of Investment (2)	Maturity Date	Interest Rate (3)	Principal Amount (4)	Cost	Fair Value (5)	Footnotes
Debt Securities- United States, Continued

Green Technology
Commonwealth Fusion Systems, LLC	Equipment Financing	July 1, 2030	Fixed interest rate 13.2%; EOT 10.6%	$3,437	$3,542	$3,559
	Equipment Financing	July 1, 2030	Fixed interest rate 13.0%; EOT 11.1%	1,188	1,278	1,261
Total Commonwealth Fusion Systems, LLC				$4,625	$4,820	$4,820

Crusoe Energy Systems LLC	Equipment Financing	March 1, 2029	Fixed interest rate 12.7%; EOT 0.0%	$1,222	$1,212	$1,242

Electric Hydrogen Co.	Equipment Financing	January 1, 2029	Fixed interest rate 12.6%; EOT 16.3%	$931	$971	$966
	Equipment Financing	October 1, 2028	Fixed interest rate 12.5%; EOT 15.6%	571	580	582
	Equipment Financing	January 1, 2029	Fixed interest rate 12.6%; EOT 16.3%	1,135	1,236	1,197
	Equipment Financing	October 1, 2028	Fixed interest rate 11.9%; EOT 15.0%	136	136	136
Total Electric Hydrogen Co.				$2,773	$2,923	$2,881

Form Energy Inc.	Equipment Financing	November 1, 2027	Fixed interest rate 12.7%; EOT 3.1%	$2,274	$2,231	$2,231
	Equipment Financing	January 1, 2028	Fixed interest rate 12.5%; EOT 3.0%	600	586	586
Total Form Energy Inc.				$2,874	$2,817	$2,817

Sub-Total: Green Technology (20.9)*				$11,494	$11,772	$11,760

Healthcare Technology
RXAnte, Inc.	Secured Loan	December 1, 2027	Variable interest rate Prime + 4.5% or Floor rate 10.0%+PIK Fixed Interest Rate 1.5%; EOT 3.4%	$765	$788	$773	(6)(7)
	Secured Loan	December 1, 2027	Variable interest rate Prime + 4.5% or Floor rate 10.0%+PIK Fixed Interest Rate 1.5%; EOT 3.4%	247	258	255	(6)(7)
	Secured Loan	December 1, 2027	Variable interest rate Prime + 4.5% or Floor rate 10.0%+PIK Fixed Interest Rate 1.5%; EOT 3.5%	251	258	257	(6)(7)
	Secured Loan	December 1, 2027	Variable interest rate Prime + 4.5% or Floor rate 10.0%+PIK Fixed Interest Rate 1.5%; EOT 3.5%	247	246	253	(6)(7)
Total RXAnte, Inc.				$1,510	$1,550	$1,538
Sub-Total: Healthcare Technology (2.7%)*				$1,510	$1,550	$1,538

Marketing, Media, and Entertainment
Vox Media Holdings, Inc.	Secured Loan	November 1, 2027	Variable interest rate Prime + 6.3% or Floor rate 11.8%; EOT 2.5%	$1,494	$1,532	$1,538	(6)
	Secured Loan	January 1, 2028	Variable interest rate Prime + 6.3% or Floor rate 11.8%; EOT 2.5%	749	766	767	(6)
Total Vox Media Holdings, Inc.				$2,243	$2,298	$2,305
Sub-Total: Marketing, Media, and Entertainment (4.1%)*				$2,243	$2,298	$2,305

EPT 16 LLC

Consolidated Schedule of Investments

December 31, 2024

(In thousands)

Portfolio Company (1)	Type of Investment (2)	Maturity Date	Interest Rate (3)	Principal Amount (4)	Cost	Fair Value (5)	Footnotes
Debt Securities- United States, Continued

Medical Devices
Apiject Holdings, Inc.	Equipment Financing	July 1, 2028	Fixed interest rate 12.6%; EOT 8.2%	$1,139	$1,153	$1,148
	Equipment Financing	October 1, 2028	Fixed interest rate 12.7%; EOT 7.8%	565	556	560
Total Apiject Holdings, Inc.				$1,704	$1,709	$1,708

Elucent Medical, Inc.	Secured Loan	November 30, 2029	Variable interest rate PRIME + 3.8% or Floor rate 11.3%; EOT 3.3%	$900	$882	$882	(6)

Lightforce Orthodontics, Inc.	Secured Loan	August 6, 2029	Variable interest rate Prime + 4.3% or Floor rate 11.8%; EOT 4.0%	$1,800	$1,775	$1,791	(6)
	Secured Loan	August 6, 2029	Variable interest rate Prime + 4.3% or Floor rate 11.8%; EOT 4.0%	300	296	298	(6)
Total Lightforce Orthodontics, Inc.				$2,100	$2,071	$2,089

Restor3d, Inc.	Secured Loan	July 4, 2028	Variable interest rate Prime + 4.8% or Floor rate 12.3%; EOT 3.3%	$765	$768	$766	(6)

Vital Connect, Inc.	Secured Loan	July 3, 2029	Variable interest rate Prime + 4.0% or Floor rate 11.5%; EOT 4.0%	$2,100	$2,088	$2,107	(6)

Sub-Total: Medical Devices (13.4%)*				$7,569	$7,518	$7,552

Other Healthcare Services
Cellares Corporation	Equipment Financing	September 1, 2029	Fixed interest rate 12.0%; EOT 4.7%	$285	$286	$291
	Secured Loan	February 1, 2027	Variable interest rate Prime + 3.3% or Floor rate 11.8%; EOT 4.0%	3,000	2,962	3,014	(6)
Total Cellares Corporation				$3,285	$3,248	$3,305

Upward Health, Inc.	Secured Loan	September 1, 2029	Variable interest rate Prime + 4.3% or Floor rate 12.8%; EOT 3.0%	$500	$485	$496	(6)

Sub-Total: Other Healthcare Services (6.8%)*				$3,785	$3,733	$3,801

EPT 16 LLC

Consolidated Schedule of Investments

December 31, 2024

(In thousands)

Portfolio Company (1)	Type of Investment (2)	Maturity Date	Interest Rate (3)	Principal Amount (4)	Cost	Fair Value (5)	Footnotes
Debt Securities- United States, Continued

SAAS
Eyelit Technologies, Inc.	Secured Loan	November 4, 2029	Variable interest rate SOFR 1 Month Term + 5.8% or Floor rate 0.0%; EOT 0.0%	$500	$490	$490	(6)
	Secured Loan	November 4, 2029	Variable interest rate SOFR 1 Month Term + 5.8% or Floor rate 0.0%; EOT 0.0%	880	863	863	(6)
Total Eyelit Technologies, Inc.				$1,380	$1,353	$1,353

Hometown Ticketing, Inc.	Secured Loan	November 25, 2029	Variable interest rate SOFR 3 Month Term + 7.7% or Floor rate 5.5%; EOT 0.0%	$1,590	$1,559	$1,559	(6)

ServiceTrade, Inc.	Secured Loan	August 15, 2029	Variable interest rate SOFR 3 Month Term + 5.3% or Floor rate 0.0%; EOT 0.0%	$1,500	$1,476	$1,515	(6)

Silk Technologies, Inc.	Secured Loan	December 1, 2029	Variable interest rate Prime + 4.0% or Floor rate 11.3%; EOT 1.5%	$1,200	$1,168	$1,168	(6)

SOCi, Inc.	Secured Loan	October 3, 2029	Variable interest rate SOFR 3 Month Term + 7.9% or Floor rate 0.0%; EOT 0.0%	$2,304	$2,255	$2,255	(6)
	Secured Loan	October 3, 2029	Variable interest rate SOFR 3 Month Term + 7.8% or Floor rate 0.0%; EOT 0.0%	210	205	205	(6)
Total SOCi, Inc.				$2,514	$2,460	$2,460

Steno Agency, Inc.	Secured Loan	July 1, 2029	Variable interest rate Prime + 4.0% or Floor rate 12.5%; EOT 2.5%	$510	$505	$511	(6)

Sub-Total: SAAS (15.2%)*				$8,694	$8,521	$8,566

Space Technology
Astranis Space Technologies Corp.	Equipment Financing	November 1, 2026	Fixed interest rate 12.1%; EOT 7.8%	$996	$1,092	$1,076
	Equipment Financing	April 1, 2028	Fixed interest rate 12.4%; EOT 5.8%	1,040	991	1,006
	Equipment Financing	October 1, 2027	Fixed interest rate 12.6%; EOT 4.2%	257	245	248
Total Astranis Space Technologies Corp.				$2,293	$2,328	$2,330

Hadrian Automation Inc.	Equipment Financing	December 1, 2026	Fixed interest rate 16.4%; EOT 0.0%	$352	$366	$365
	Equipment Financing	March 1, 2027	Fixed interest rate 15.7%; EOT 0.0%	1,130	1,170	1,164
	Equipment Financing	September 1, 2027	Fixed interest rate 17.7%; EOT 0.0%	612	628	636
	Equipment Financing	June 1, 2028	Fixed interest rate 17.6%; EOT 0.0%	1,664	1,696	1,709
Total Hadrian Automation Inc.				$3,758	$3,860	$3,874

Impulse Space, Inc.	Equipment Financing	July 1, 2027	Fixed interest rate 12.7%; EOT 3.4%	$286	$288	$289
	Equipment Financing	October 1, 2027	Fixed interest rate 12.5%; EOT 3.2%	277	273	279
	Equipment Financing	January 1, 2028	Fixed interest rate 12.9%; EOT 3.0%	269	268	268
Total Impulse Space, Inc.				$832	$829	$836

Kymeta Corporation	Secured Loan	August 1, 2029	Variable interest rate Prime + 4.0% or Floor rate 12.5%; EOT 3.0%	$600	$576	$591	(6)
Slingshot Aerospace, Inc.	Secured Loan	August 1, 2029	Variable interest rate Prime + 5.5% or Floor rate 14.0%; EOT 3.0%	$1,800	$1,765	$1,804	(6)
Sub-Total: Space Technology (16.8%)*				$9,283	$9,358	$9,435

Total: Debt Securities- United States (113.8%)*				$63,530	$63,698	$64,083

EPT 16 LLC

Consolidated Schedule of Investments

December 31, 2024

(In thousands)

Portfolio Company (1)	Type of Investment (2)	Maturity Date	Interest Rate (3)	Principal Amount (4)	Cost	Fair Value (5)	Footnotes
Debt Securities- Europe

Other Healthcare Services
Zandivio PLC	Secured Loan	May 1, 2029	Variable interest rate PRIME + 5.3% or Floor rate 13.8%; EOT 2.5%	$1,800	$1,751	$1,751	(6)

Sub-Total: Other Healthcare Services (3.1%)*				$1,800	$1,751	$1,751

Total: Debt Securities- Europe (3.1%)*				$1,800	$1,751	$1,751

Total: Debt Securities- (116.9%)*				$65,330	$65,449	$65,834

EPT 16 LLC

Consolidated Schedule of Investments

December 31, 2024

(In thousands, except share and per share data)

Portfolio Company (1)	Type of Investment (2)(8)	Investment Date	Expiration Date	Series	Shares	Strike Price	Cost	Fair Value (5)	Footnotes
Warrant Investments- United States

Connectivity
Tarana Wireless, Inc.	Warrant	November 19, 2024	September 23, 2034	Common Stock	169,859	$0.51	$56	$59

Sub-Total: Connectivity (0.1%)*							$56	$59

Consumer Products & Services

Ogee, Inc.	Warrant	November 25, 2024	February 14, 2033	Preferred Series A-3	15,553	$0.68	$8	$19
	Warrant	November 25, 2024	September 29, 2033	Preferred Series A-3	15,553	$0.68	8	19
	Warrant	November 25, 2024	August 1, 2034	Preferred Series A-3	15,553	$0.68	8	19
Total Ogee, Inc.							$24	$57

Whoop, Inc.	Warrant	June 28, 2024	May 17, 2033	Common Stock	93,745	$0.43	$76	$89

Sub-Total: Consumer Products & Services (0.3%)*							$100	$146

Finance and Insurance
Beam Technologies, Inc.	Warrant	November 19, 2024	August 30, 2034	Common Stock	3,606	$17.28	$46	$44

Centivo Corporation	Warrant	November 19, 2024	July 31, 2034	Common Stock	21,488	$0.76	$33	$49

Empower Financial, Inc.	Warrant	June 28, 2024	October 13, 2033	Common Stock	13,503	$1.43	$51	$51

Gravie, Inc.	Warrant	November 19, 2024	June 4, 2034	Common Stock	7,903	$2.68	$16	$16

Under Technologies, Inc.	Warrant	November 19, 2024	May 3, 2034	Common Stock	6,173	$2.90	$17	$16

Wisetack, Inc.	Warrant	November 14, 2024	November 14, 2034	Common Stock	8,234	$1.58	$8	$8

Sub-Total: Finance and Insurance (0.3%)*							$171	$184

Food and Agriculture Technologies
DrinkPak, LLC	Warrant	June 28, 2024	February 17, 2033	Common Stock	1,608	$18.89	$69	$40

Sub-Total: Food and Agriculture Technologies (0.1%)*							$69	$40

Green Technology
Form Energy Inc.	Warrant	November 19, 2024	October 21, 2034	Common Stock	6,338	$8.03	$59	$57

Sub-Total: Green Technology (0.1%)*							$59	$57

Healthcare Technology
RXAnte, Inc.	Warrant	June 28, 2024	November 21, 2032	Preferred A	1,483	$10.00	$11	$11
	Warrant	June 28, 2024	November 21, 2032	Preferred A	482	$10.00	6	4
	Warrant	June 28, 2024	November 21, 2032	Preferred A	494	$10.00	5	4
Total RXAnte, Inc.							$22	$19

Sub-Total: Healthcare Technology (0.0%)*							$22	$19

EPT 16 LLC

Consolidated Schedule of Investments

December 31, 2024

(In thousands, except share and per share data)

Portfolio Company (1)	Type of Investment (2)(8)	Investment Date	Expiration Date	Series	Shares	Strike Price	Cost	Fair Value (5)	Footnotes
Warrant Investments- United States, Continued

Medical Devices
Apiject Holdings, Inc.	Warrant	November 19, 2024	June 24, 2034	Common Stock	63,068	$0.99	$35	$24

Elucent Medical, Inc.	Warrant	November 19, 2024	October 31, 2034	Preferred Series C-2	120,603	$0.30	$11	$13

Lightforce Orthodontics, Inc.	Warrant	November 19, 2024	August 6, 2034	Preferred Series D	4,663	$18.01	$17	$18

Restor3d, Inc.	Warrant	November 19, 2024	June 4, 2034	Preferred Series A	6,108	$5.01	$5	$5

Sub-Total: Medical Devices (0.1%)*							$68	$60

Other Healthcare Services
Cellares Corporation	Warrant	November 19, 2024	August 2, 2034	Common Stock	15,566	$4.77	$54	$52

Upward Health, Inc.	Warrant	November 19, 2024	August 6, 2034	Preferred Class A Common Stock	64,948	$0.28	$21	$22

Sub-Total: Other Healthcare Services (0.1%)*							$75	$74

SAAS
Silk Technologies, Inc.	Warrant	November 4, 2024	November 4, 2034	Common Stock	15,167	$1.98	$32	$31

Steno Agency, Inc.	Warrant	November 19, 2024	June 21, 2034	Common Stock	7,612	$1.98	$18	$20

Sub-total: SAAS (0.1%)*							$50	$51

Space Technology
Astranis Space Technologies Corp.	Warrant	June 28, 2024	April 13, 2033	Common Stock	11,203	$7.89	$39	$36
	Warrant	November 19, 2024	September 27, 2034	Common Stock	14,930	$2.27	66	65
Total Astranis Space Technologies Corp.							$105	$101

Hermeus Corporation	Warrant	June 28, 2024	August 9, 2032	Common Stock	9,338	$6.24	$21	$23

Impulse Space, Inc.	Warrant	November 19, 2024	June 18, 2034	Common Stock	3,222	$1.91	$27	$28

Kymeta Corporation	Warrant	November 19, 2024	July 3, 2034	Common Stock	303,449	$0.11	$22	$27

Slingshot Aerospace, Inc.	Warrant	November 19, 2024	July 12, 2034	Common Stock	24,943	$0.46	$30	$30

Sub-Total: Space Technology (0.4%)*							$205	$209

Total: Warrant Investments- United States (1.6%)*							$875	$899

EPT 16 LLC

Consolidated Schedule of Investments

December 31, 2024

(In thousands, except share and per share data)

Portfolio Company (1)	Type of Investment (2)(8)	Investment Date	Expiration Date	Series	Shares	Strike Price	Cost	Fair Value (5)	Footnotes
Warrant Investments- Europe

Other Healthcare Services
Zandivio PLC	Warrant	November 19, 2024	October 29, 2034	Common Stock	8,428	$0.01	$49	$54

Sub-Total: Other Healthcare Services (0.1%)*							$49	$54

Total: Warrant Investments- Europe (0.1%)*							$49	$54

Total: Warrant Investments- (1.7%)*							$924	$953

EPT 16 LLC

Consolidated Schedule of Investments

December 31, 2024

(In thousands, except share and per share data)

Portfolio Company (1)	Type of Investment (2)(8)	Investment Date	Shares/Principal	Series	Cost	Fair Value (5)	Footnotes
Equity Investments- United States

Finance and Insurance
Centivo Corporation	Equity	December 20, 2024	17,119	Preferred Series B-1	$50	$49

Sub-Total: Finance and Insurance (0.1%)*					$50	$49

Green Technology
Crusoe Energy Systems LLC	Equity	November 6, 2024	1,713	Preferred Series D-1	$50	$50

Sub-Total: Green Technology (0.1%)*					$50	$50

Total: Equity Investments- United States (0.2%)*					$100	$99

Total Investment in Securities (118.8%)*					$66,473	$66,886

(1)	All portfolio companies are located in North America or Europe. As of December 31, 2024, EPT 16 LLC (the “Fund”) had one foreign domiciled portfolio companies based in Europe. In total, this foreign domiciled portfolio investment represent 3.2% of total net asset value based on fair value.
(2)	All debt investments are income producing unless otherwise noted. All equity and warrant investments are non-income producing unless otherwise noted. Equipment financed under our equipment financing investments relates to operational equipment essential to revenue production for the portfolio company in the industry noted.
(3)	Interest rate is the fixed or variable rate of the debt investments and does not include any original issue discount, end-of-term (“EOT”) payment, or additional fees related to such investments, such as deferred interest, commitment fees, prepayment fees or exit fees. EOT payments are contractual payments due in cash at the maturity date of the loan, including upon prepayment, and are a fixed rate determined at the inception of the loan. At the end of the term of certain equipment financings, the borrower has the option to purchase the underlying assets at fair value, generally subject to a cap, or return the equipment and pay a restocking fee. The fair values of the financed assets have been estimated as a percentage of original cost for purpose of the EOT payment value. The EOT payment is amortized and recognized as non-cash income over the term of the loan or equipment financing prior to its payment and is included as a component of the cost basis of the Fund’s current debt securities.
(4)	Principal is net of repayments, if any, as per the terms of the debt instrument’s contract.
(5)	All investments were valued at fair value as determined in good faith by EPT 16 LLC using Level 3 inputs.
(6)	The interest rate on variable interest rate investments represents a benchmark rate plus spread. The benchmark interest rate is subject to an interest rate floor. The Prime rate was 7.5% as of December 31, 2024.
(7)	Interest on this loan includes a payment-in-kind (“PIK”) provision. Contractual PIK interest, which represents contractually deferred interest added to the loan balance that is generally due at the end of the loan term, is recorded on an accrual basis to the extent such amounts are expected to be collected.
(8)	All of the company's debt securities are pledged as collateral supporting amounts outstanding under the Company's credit facility with KeyBank, National Association (the “KeyBank Credit Facility”), except as noted. See “Note 4 – Credit Facility” for more information.
*	Represents % of Members' Capital.

EPT 16 LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Basis of Presentation

On May 3, 2024, EPT 16 LLC (“EPT 16” or the “Fund”) was formed as a Delaware limited liability company. EPT 16 commenced its operations on June 28, 2024 and is governed by an amended and restated LLC agreement (the “LLC Agreement”) entered into by and among Trinity Capital Inc. (“Trinity Capital” or “TRIN”) and EPCM Holdings LLC (the “Class A Member”). Pursuant to the LLC Agreement, EPT 16’s purpose is to acquire, hold and, as applicable, dispose of investments, including certain investments originated by Trinity Capital.

On June 28, 2024, EPT 16 entered into an Investment Advisory Agreement (the “Advisory Agreement”) between EPT 16 and Trinity Capital Adviser LLC (the “Manager”), a wholly owned subsidiary of Trinity Capital. The Advisory Agreement specifies that the Manager will act as the investment adviser to the Fund and manage the investment and reinvestment decisions of the assets of the Fund. Notwithstanding the foregoing, the Class A Member shall be required to approve the proposed allocation of each investment to the Fund prior to the Fund making such investment, which approval shall not be unreasonably withheld so long as the proposed allocation is in accordance with the Manager’s investment allocation policy as provided to the Class A Member. Pursuant to the Advisory Agreement, the Manager will earn certain base management and incentive fees in exchange for providing advisory services to EPT 16 as discussed in “Note 6 – Related Party Transactions”.

EPT 16 has two members (collectively, the “Members”), TRIN and the Class A Member, and is managed by the Manager. TRIN and the Class A Member’s initial capital commitments to EPT 16 were $10.0 million and $50.0 million, respectively.

On June 28, 2024, EPT 16 entered into an Administrative Services Agreement (the “Administration Agreement”) between EPT 16 and an administrative agent (the “Administrator”). Pursuant to the Administration Agreement, the Administrator provides the Fund with office facilities, equipment, clerical, bookkeeping, and record keeping services at such facilities and such other services as the Administrator from time to time determine to be necessary or useful to perform its obligations under the Administration Agreement.

EPT 16 holds certain assets through its wholly- owned subsidiary, EPT SPV 16 SUB (US) LLC (the “SPV”), to secure the KeyBank Credit Facility as discussed in “Note 4 – Credit Facility”. EPT 16 and the SPV are collectively referred to herein as the “Fund.”

2. Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The Fund is an investment company for the purposes of accounting and financial reporting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 946, Financial Services—Investment Companies (“ASC 946”). U.S. GAAP for an investment company requires investments to be recorded at their estimated fair value. The carrying value for all other assets and liabilities approximates their fair value.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions also affect the reported amounts of revenues, costs and expenses during the reporting period. Management evaluates these estimates and assumptions on a regular basis. Actual results could differ materially from these estimates.

Consolidation

The consolidated financial statements include EPT 16 and its wholly owned subsidiary, the SPV. All intercompany accounts and transactions have been eliminated in consolidation.

Investment Transactions and Investment Income

Loan originations are recorded on the date of the legally binding commitment. Realized gains or losses are recorded using the specific identification method as the difference between the net proceeds received, excluding prepayment fees, if any, and the amortized cost basis of the investment without regard to unrealized gains or losses previously recognized, and include investments written off during the period, net of recoveries. The net change in unrealized gains or losses primarily reflects the change in investment fair values as of the last business day of the reporting period and also includes the reversal of previously recorded unrealized gains or losses with respect to investments realized during the period.

The Fund recognizes interest income on an accrual basis and recognizes it as earned in accordance with the contractual terms of the loan agreement to the extent that such amounts are expected to be collected. Original issue discount (“OID”) initially includes the estimated fair value of detachable warrants obtained in conjunction with the origination of debt securities and is accreted into interest income over the term of the loan as a yield enhancement based on the effective yield method. In addition, the Fund may also be entitled to an end-of-term (“EOT”) fee. EOT fees to be paid at the termination of the debt agreements are accreted into interest income over the contractual life of the debt based on the effective yield method. The EOT payments receivable is included as a component of the cost basis of the Fund’s current debt securities. When a portfolio company pre-pays their indebtedness prior to the scheduled maturity date, the acceleration of the unaccreted OID and EOT fees is recognized as interest income.

The Fund has a limited number of debt investments in its portfolio that contain a payment- in-kind (“PIK”) provision. Contractual PIK interest, which represents contractually deferred interest added to the loan balance that is generally due at the end of the loan term, is generally recorded on an accrual basis to the extent such amounts are expected to be collected. The Fund will generally cease accruing PIK interest if there is insufficient value to support the accrual or management does not expect the portfolio company to be able to pay all principal and interest due. The Fund recorded $17,900 of PIK interest income during the period ended December 31, 2024.

Income related to application or origination payments, including facility commitment fees, net of related expenses and generally collected in advance, are amortized into interest income over the contractual life of the loan. The Fund recognizes nonrecurring fees and additional OID and EOT fees received in consideration for contract modifications commencing in the year relating to the specific modification.

Fee Income

The Fund recognizes one-time fee income, including, but not limited to prepayment penalties and exit fees related to a change in ownership of the portfolio company, as other income when earned. These fees are generally earned when the portfolio company pays off their outstanding indebtedness prior to the scheduled maturity.

Non-Accrual Policy

When a debt security becomes 90 days or more past due, or if management otherwise does not expect that principal, interest, and other obligations due will be collected in full, the Fund will generally place the debt security on non-accrual status and cease recognizing interest income on that debt security until all principal and interest due has been paid or the Fund believes the borrower has demonstrated the ability to repay its current and future contractual obligations. Any uncollected interest is reversed from income in the period that collection of the interest receivable is determined to be doubtful. However, the Fund may make exceptions to this policy if the investment has sufficient collateral value and is in the process of collection. As of December 31, 2024, there were no investments on non-accrual status.

Net Realized Gains / (Losses)

Realized gains / (losses) are measured by the difference between the net proceeds from the sale or redemption of an investment or a financial instrument and the cost basis of the investment or financial instrument, without regard to unrealized appreciation or depreciation previously recognized, and includes investments written off during the period net of recoveries and realized gains or losses from in- kind redemptions. Net proceeds exclude any prepayment penalties, exit fees, and OID and EOT acceleration. Prepayment penalties and exit fees received at the time of sale or redemption are included in fee income on the Consolidated Statements of Operations. OID and EOT acceleration is included in interest income on the Consolidated Statements of Operations.

Cash and Cash Equivalents

Cash and cash equivalents consist of funds deposited with financial institutions and short-term (original maturity of three months or less) liquid investments in money market deposit accounts. Cash equivalents are classified as Level 1 assets and are valued using the net asset value (“NAV”) per share of the money market fund. As of December 31, 2024, cash and cash equivalents consisted of $2.2 million. Cash held in demand deposit accounts may exceed the FDIC insured limit and therefore is subject to credit risk. All of the Fund’s cash deposits are held at large, established, high credit quality financial institutions, and management believes that the risk of loss associated with any uninsured balances is remote.

Interest Receivable

Interest receivable consists of interest due from the Fund’s portfolio companies as of the balance sheet date.

Security Deposits

Security deposits are collected upon funding equipment financings and are applied in lieu of regular payments at the end of the term.

Deferred Financing Costs

The Fund records costs related to the issuance of debt obligations as deferred debt financing costs. These costs are deferred and amortized using the straight-line method over the stated maturity life of the obligations. Debt financing costs related to the KeyBank Credit Facility are recorded as a separate asset on the Fund’s Consolidated Statement of Assets and Liabilities.

Income Taxes

Both EPT 16 and SPV are not subject to U.S. Federal income taxes. Each Member is individually liable for income taxes, if any, on its share of the Fund’s net taxable income. Each Member is required for income tax purposes to take into account its distributive share of all items of the Fund’s income, gain, loss, deduction, and other items for such taxable year of the Fund. The tax basis income and losses may differ from the income and losses in the Statement of Operations, which is prepared in accordance with U.S. GAAP.

The Fund determines whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, any tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. There were no uncertain tax positions as of December 31, 2024.

The following table sets forth the tax cost basis and the estimated aggregate gross unrealized appreciation and depreciation from investments for federal income tax purposes as of and for the years ended December 31, 2024 (in thousands):

December 31, 2024
Tax Cost of Investments	$66,473

December 31, 2024
Unrealized appreciation	$609
Unrealized depreciation	(196)
Net change in unrealized appreciation from investments	$413

Allocation to Members

To the extent that the Fund has income (loss) net of expenses accrued in accordance with the LLC Agreement, net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments, calculated in accordance with U.S. GAAP, the Fund will allocate such amounts among the Members pro rata based on their respective membership interests in accordance with the LLC Agreement.

Capital Calls and Distributions to Members

Capital contributions are made by the Members on a pro rata basis based on their respective capital commitments and recorded on the effective date of the contributions. To the extent that the Fund has taxable income available, the Administrator may determine to make a distribution to Members on a pro rata basis based on their respective membership interests to members are recorded on the record date. The amount to be distributed is determined by the Administrator and is generally based upon the taxable earnings and available cash. Such payments to Members relating to their membership interests are reflected as distributions.

Recent Accounting Pronouncements

The Fund assessed recent accounting pronouncements released by the FASB and noted that none have a material impact to the consolidated financial statements as of December 31, 2024.

Note 3. Investment Valuation

The Fund applies the valuation policy that is consistent with ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). Consistent with the valuation policy, the Fund evaluates the source of inputs, including any markets in which its investments are trading (or any markets in which securities with similar attributes are trading), in determining fair value. When a security is valued based on prices provided by reputable dealers or pricing services (that is, broker quotes), the Fund subjects those prices to various criteria in making the determination as to whether a particular investment would qualify for classification as a Level 2 or Level 3 investment. For example, the Fund reviews pricing methodologies provided by dealers or pricing services in order to determine if observable market information is being used, versus unobservable inputs. Some additional factors considered include the number of prices obtained as well as an assessment as to their quality. Transfers between levels, if any, are recognized at the beginning of the period in which the transfers occur.

The Fund has engaged independent valuation firms to provide the Fund with valuation assistance with respect to its investments on a discretionary basis. Specifically, on a quarterly basis, the Fund identifies portfolio investments with respect to which an independent valuation firm assists in valuing such investments. The Fund selects these portfolio investments based on a number of factors, including, but not limited to, the potential for material fluctuations in valuation results, size, credit quality and the time lapse since the last valuation of the portfolio investment by an independent valuation firm.

In accordance with the authoritative guidance on fair value measurements and disclosures under U.S. GAAP, the Fund discloses the fair value of its investments in a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:

Level 1 — Investments whose values are based on unadjusted quoted prices for identical assets in an active market that the Fund has the ability to access (examples include investments in active exchange-traded equity securities and investments in most U.S. government and agency securities).

Level 2 — Investments whose values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the investment.

Level 3 — Investments whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement (for example, investments in illiquid securities issued by privately held companies). These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the investment.

Given the nature of lending to venture capital-backed growth-stage companies, 100%, based on fair value, of the Fund’s investments in these portfolio companies are considered Level 3 assets under ASC 820 because there is no known or accessible market or market indexes for these investment securities to be traded or exchanged. The Fund uses an internally developed portfolio investment rating system in connection with its investment oversight, portfolio management and analysis, and investment valuation procedures. This system takes into account both quantitative and qualitative factors of the portfolio companies. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the Fund’s investments may fluctuate from period to period. Because of the inherent uncertainty of valuation, these estimated values may differ significantly from the values that would have been reported had a ready market for the investments existed, and it is reasonably possible that the difference could be material.

Debt Securities

The debt securities identified on the Consolidated Condensed Schedule of Investments are secured loans and equipment financings made to growth-stage companies. For portfolio investments in debt securities for which the Fund has determined that third-party quotes or other independent pricing are not available, the Fund generally estimates the fair value based on the assumptions that hypothetical market participants would use to value the investment in a current hypothetical sale using an income approach.

In its application of the income approach to determine the fair value of debt securities, the Fund bases its assessment of fair value on projections of the discounted future free cash flows that the security will likely generate, including analyzing the discounted cash flows of interest and principal amounts for the security, as set forth in the associated loan and equipment financing agreements, as well as market yields and the financial position and credit risk of the portfolio company (the “Hypothetical Market Yield Method”). The discount rate applied to the future cash flows of the security is based on the calibrated yield implied by the terms of the Fund’s investment adjusted for changes in market yields and performance of the subject company. The Fund’s estimate of the expected repayment date of its loans and equipment financings securities is either the maturity date of the instrument or the anticipated pre-payment date, depending on the facts and circumstances. The Hypothetical Market Yield Method also considers changes in leverage levels, credit quality, portfolio company performance, market yield movements, and other factors. If there is deterioration in credit quality or if a security is in workout status, the Fund may consider other factors in determining the fair value of the security, including, but not limited to, the value attributable to the security from the enterprise value of the portfolio company or the proceeds that would most likely be received in a liquidation analysis.

Equity Securities and Warrants

Often the Fund is issued warrants by issuers as yield enhancements. These warrants are recorded as assets at estimated fair value on the grant date. The Fund determines the cost basis of the warrants or other equity securities received based upon their respective fair values on the date of receipt in proportion to the total fair value of the debt and warrants or other equity securities received. Depending on the facts and circumstances, the Fund generally utilizes a combination of one or several forms of the market approach and contingent claim analyses (a form of option analysis) to estimate the fair value of the securities as of the measurement date and determines the cost basis using a relative fair value methodology. As part of its application of the market approach, the Fund estimates the enterprise value of a portfolio company utilizing customary pricing multiples, based on the development stage of the underlying issuers, or other appropriate valuation methods, such as considering recent transactions in the equity securities of the portfolio company or third-party valuations that are assessed to be indicative of fair value of the respective portfolio company.

If appropriate, based on the facts and circumstances, the Fund performs an allocation of the enterprise value to the equity securities utilizing a contingent claim analysis and/or other waterfall calculation by which it allocates the enterprise value across the portfolio company’s securities in order of their preference relative to one another.

Fair value estimates are made at discrete points in time based on relevant information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. The carrying amounts of the Fund’s financial instruments, consisting of cash, investments, receivables, payables, and other liabilities, approximate the fair values of such items due to the short-term nature of these instruments.

The following is a summary of the levels within the fair value hierarchy of the Fund’s investment portfolio as of December 31, 2024.

	Fair Value Hierarchy (in thousands)
	Level 1	Level 2	Level 3	Total
Secured Loans	$—	$—	$37,857	$37,857
Equipment Financings	—	—	27,977	27,977
Warrants	—	—	953	953
Equity	—	—	99	99
Total Investments	$—	$—	$66,886	$66,886

The methodology for determining the fair value of the Fund’s investments is discussed in “Note 3 – Investment Valuation”. The following table provides a summary of the significant unobservable inputs used to measure the fair value of the Level 3 portfolio investments as of December 31, 2024. During the period ended December 31, 2024, there were no transfers into and out of Level 3.

	Fair Value as of
	December 31,
	2024	Valuation Techniques/	Unobservable		Weighted
Investment Type	(in thousands)	Methodologies	Inputs (1)	Range	Average (2)
Debt investments	$50,217	Discounted Cash Flows	Hypothetical Market Yield	10.5% - 18.9%	14.7%

	15,617	Cost approximates fair value (5)	n/a	n/a	n/a

Equity investments	99	Market Approach	Revenue Multiple (3)	n/a	n/a
			Volatility (4)	45.8% - 83.3%	64.3%
			Risk-Free Interest Rate	4.3% - 4.3%	4.3%
			Estimated Time to Exit (in years)	2.6 - 2.9	2.7
Warrants	953	Market Approach	Revenue Multiple (3)	0.2x - 34.9x	7.7
			Volatility (4)	35.4% - 100.1%	63.2%
			Risk-Free Interest Rate	4.2% - 4.3%	4.3%
			Estimated Time to Exit (in years)	1.6 - 3.8	2.6

Total Level 3 Investments	$66,886

(1)	The significant unobservable inputs used in the fair value measurement of the Fund’s debt securities are hypothetical market yields and premiums/(discounts). The hypothetical market yield is defined as the exit price of an investment in a hypothetical market to hypothetical market participants where buyers and sellers are willing participants. The significant unobservable inputs used in the fair value measurement of the Fund’s equity and warrant securities are revenue multiples and portfolio company specific adjustment factors. Additional inputs used in the option pricing model (“OPM”) include industry volatility, risk free interest rate and estimated time to exit. Significant increases (decreases) in the inputs in isolation would result in a significantly higher (lower) fair value measurement, depending on the materiality of the investment. For some investments, additional consideration may be given to data from the last round of financing or merger or acquisition events near the measurement date.
(2)	Weighted averages are calculated based on the fair value of each investment.
(3)	Represents amounts used when the Fund has determined that market participants would use such multiples when pricing the investments.
(4)	Represents the range of industry volatility used by market participants when pricing the investment.
(5)	Includes debt investments originated within the past three months, for which cost approximates fair value, unless events have occurred during the period that would indicate a different valuation is warranted.

The following table provides a summary of changes in the fair value of the Funds’s Level 3 debt, including loans and equipment financings (collectively “Debt”), equity and warrant portfolio investments for the year ended December 31, 2024 (in thousands):

	Type of Investment
	Debt	Equity	Warrants	Total
Fair Value as of June 28, 2024 (commencement of operations)	$—	$—	$—	$—
Purchases, net of deferred fees	73,602	100	924	74,626
Proceeds from sales and paydowns	(8,895)	—	—	(8,895)
Accretion of OID, EOT, and PIK payments	424	—	—	424
Net realized gain/(loss)	318	—	—	318
Net change in unrealized appreciation/(depreciation)	385	(1)	29	413
Fair Value as of December 31, 2024	$65,834	$99	$953	$66,886

Fair Value of Financial Instruments Carried at Cost

As of December 31, 2024, the carrying value of the KeyBank Credit Facility was approximately $12.4 million. The carrying value of the KeyBank Credit Facility as of December 31, 2024 approximates the fair value, which was estimated using a market yield approach with Level 3 inputs.

Note 4. Credit Facility

KeyBank Credit Facility

On November 12, 2024, SPV, as borrower, and the Manager, as servicer, entered into a senior credit facility (the “KeyBank Credit Facility” or “Credit Facility”) with KeyBank National Association (“KeyBank”) as the administrative and syndication agent and Computershare Trust Company, N.A. as the collateral custodian.

The KeyBank Credit Facility includes a commitment of $60.0 million from KeyBank and allows the Fund, through the SPV, to borrow up to $60.0 million. Borrowings under the KeyBank Credit Agreement bear interest at a rate equal to the Secured Overnight Financing Rate (“SOFR”) plus 3.00% to 3.30%, subject to the number of eligible loans in the collateral pool and the utilization rate. The KeyBank Credit Facility provides for a variable advance rate of up to 62% on eligible first lien loans and up to 47% on eligible second lien loans.

The KeyBank Credit Facility includes a two-year revolving period and a three-year amortization period and matures on November 12, 2029, unless extended. Such Credit Facility is collateralized by all investment assets held by the SPV. The KeyBank Credit Agreement contains representations and warranties and affirmative and negative covenants customary for secured financings of this type, including certain financial covenants such as a consolidated tangible net worth requirement and a required asset coverage ratio.

The KeyBank Credit Agreement also contains customary events of default (subject to certain grace periods, as applicable), including but not limited to the nonpayment of principal, interest or fees; breach of covenants; inaccuracy of representations or warranties in any material respect; voluntary or involuntary bankruptcy proceedings; and change of control of the borrower without the prior written consent of KeyBank.

For the period from June 28, 2024 to December 31, 2024, the Fund borrowed $12.4 million under the KeyBank Credit Facility and had an annualized weighted average effective interest rate of 14.98%, or 9.73% excluding amortization and custody fees, with a weighted average outstanding balance of $1.4 million.

Note 5. Investment Risk

In the ordinary course of business, the Fund manages a variety of risks, including market risk, credit risk and liquidity risk. The Fund identifies, measures and monitors risk through various control mechanisms, including trading limits and diversifying exposures and activities across a variety of instruments, markets and counterparties.

Market risk is the risk of potential adverse changes to the value of financial instruments because of changes in market conditions, including as a result of changes in the credit quality of a particular issuer, credit spreads, interest rates, and other movements and volatility in security prices or commodities. In particular, the Fund may invest in issuers that are experiencing or have experienced financial or business difficulties (including difficulties resulting from the initiation or prospect of significant litigation or bankruptcy proceedings), which involves significant risks. The Fund manages its exposure to market risk through the use of risk management strategies and various analytical monitoring techniques.

The Fund’s investments are generally comprised of securities and other financial instruments or obligations that are illiquid or thinly traded, making purchase or sale of such securities and financial instruments at desired prices or in desired quantities difficult. Furthermore, the sale of any such investments may be possible only at substantial discounts, and it may be extremely difficult to value any such investments accurately.

The Fund’s investments consist of growth-stage companies, many of which have relatively limited operating histories and may experience variation in operating results. Many of these companies conduct business in regulated industries and could be affected by changes in government regulations. Most of the Fund’s borrowers will need additional capital to satisfy their continuing working capital needs and other requirements, and in many instances, to service the interest and principal payments on the debt.

Note 6. Related Party Transactions

As disclosed in “Note 1 – Organization and Basis of Presentation”, the Manager has entered into an investment management agreement with EPT 16 and may enter into additional investment management agreements with other adviser funds in the future, pursuant to which the Manager receives management fees and/or incentive fees based on the assets under management and the performance of the adviser funds, respectively. During the period ended December 31, 2024, no dividend distributions were declared or paid by EPT 16.

Advisory Fees

Pursuant to the LLC Agreement, the Fund shall pay the Manager advisory fees consisting of two components, a base management fee and an incentive fee. As a reimbursement, the Class A Member is entitled to 50% of all advisory fees paid.

The base management fee shall be calculated and payable quarterly in arrears at an annual rate equal to 1.75% of the average value of the Fund’s managed assets at the end of the two most recently completed calendar quarters. For this purpose, managed assets mean the Fund’s total assets (including assets attributable to the Fund’s use of leverage) minus the sum of the Fund’s accrued liabilities (other than liabilities incurred for the purpose of creating leverage).

The Incentive Fee shall consist of two parts as follows. Under the investment income component (the “Income Incentive Fee”), the Fund shall pay the Manager each quarter an incentive fee with respect to the Fund’s Pre-Incentive Fee Net Investment Income. For this purpose, “Pre-Incentive Fee Net Investment Income” means (a) interest income, dividend income and any other income (including, but not limited to, any other fees, such as commitment, origination, structuring, diligence and consulting fees) accrued during the calendar quarter, minus (b) the Fund’s operating expenses for the quarter (including, but not limited to, the Base Management Fee, expenses payable under the Fund’s administration agreement, any interest expense and/or dividends paid on any issued and outstanding debt or preferred stock but excluding the Fund’s organizational and offering expenses and the Incentive Fee).

Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments payment-in-kind interest and zero- coupon securities), accrued income that the Fund has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized or unrealized capital gains or realized or unrealized losses. Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Fund’s net assets at the end of the immediately preceding calendar quarter, shall be compared to a “hurdle rate” of 2% (8% annualized) of the Fund’s net asset value per quarter and a “catch up” feature.

Under the capital gains component of the incentive fee (the “Capital Gains Incentive Fee”), the Fund will pay the Manager at the end of each calendar year 20% of the Fund’s aggregate cumulative realized capital gains from the date of its commencement of operations through the end of that year, computed net of all aggregate cumulative realized capital losses and aggregate cumulative unrealized capital depreciation through the end of such year, less the aggregate amount of any previously paid capital gain incentive fees.

GAAP requires that the capital gains incentive fee accrual consider the cumulative aggregate unrealized capital appreciation in the calculation, as a capital gains incentive fee would be payable if such unrealized capital appreciation were realized on a theoretical "liquidation basis." A fee so calculated and accrued would not be payable under applicable law and may never be paid based upon the computation of capital gains incentive fees in subsequent periods. Amounts ultimately paid under the Advisory Agreement will be consistent with the formula reflected in the Investment Advisory Agreement. This GAAP accrual is calculated using the aggregate cumulative realized capital gains and losses and aggregate cumulative unrealized capital depreciation included in the calculation of the capital gains incentive fee plus the aggregate cumulative unrealized capital appreciation.

For the period ended December 31, 2024, the Fund incurred $0.3 million in base management fees and $0.2 million in incentive fees representing Income Incentive Fee and Capital Gains Incentive Fee. As of December 31, 2024, $0.3 million was unpaid and included in management fees payable and $0.2 million was unpaid and included in incentive fees payable. $0.1 million of contingent incentive fees were accrued based on cumulative aggregate unrealized capital appreciation and included in contingent incentive fees payable in the accompanying Consolidated Statement of Assets, Liabilities, and Members’ Capital.

Origination Fee

Pursuant to the LLC Agreement, the Fund shall pay the Manager a fee (the “Origination Fee”) equal to 1% of the funded amount of each loan or equipment financing advance acquired or made by the Fund on, under or with respect to an originated investment purchased by the Fund.

For the period ended December 31, 2024, the Fund incurred $0.7 million in Origination Fees. As of December 31, 2024, there were no unpaid Origination Fees included in accrued expenses and other liabilities in the accompanying Consolidated Statement of Assets, Liabilities and Members’ Capital.

Allocated Fees and Expenses owed to Related Parties

During the year ended December 31, 2024, the Manager, per the Advisory Agreement, allocated $0.1 million of expenses to the Fund, which, as of December 31, 2024, are owed to the Manager and included in accrued expenses and other liabilities. Additionally, the Fund owes its Members approximately $0.6 million for expenses paid on behalf of the Fund for organization and offering costs, which are included within accrued expenses and other liabilities as of December 31, 2024.

Note 7. Equity Commitments

On June 28, 2024, the Fund entered into the LLC Agreement with its Members, whereby Capital Contributions shall be made by all Members pro rata based on their respective Capital Commitments. As of December 31, 2024, the Members had funded approximately $55.3 million to the Fund and have unfunded commitments of $4.7 million. Income or losses are allocated pro rata to the Members based on capital commitments.

Note 8. Commitment and Contingencies

From time to time, the Fund, Administrator, or Manager, in their capacity per the Administration Agreement, could become party to legal proceedings in the ordinary course of business, including proceedings related to the enforcement of the Fund’s rights under contracts with its portfolio companies. Neither the Fund, nor the Administrator, in such capacity, is currently subject to any material legal proceedings.

In the normal course of business, the Fund entered into contracts which provide a variety of representations and warranties, and that provide general indemnifications. Such contracts included those with certain service providers, brokers and trading counterparties. Any exposure to the Fund under these arrangements is unknown as it would involve future claims that may be made against the Fund; however, based on the Fund’s experience, the risk of loss is remote, and no such claims are expected to occur. As such, the Fund had not accrued any liability in connection with such indemnifications as of December 31, 2024.

Unfunded Commitments

The Fund's commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans or equipment financings to the Fund’s portfolio companies. A portion of these unfunded contractual commitments as of December 31, 2024, are generally dependent upon the portfolio company reaching certain milestones before the debt commitment becomes available. Furthermore, the Fund’s credit agreements contain customary lending provisions that allow the Fund relief from funding obligations for previously made commitments in instances where the underlying portfolio company experiences materially adverse events that affect the financial condition or business outlook for the Fund. Since a portion of these commitments may expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements. As such, the Fund’s disclosure of unfunded contractual commitments as of December 31, 2024, includes only those commitments that are available at the request of the portfolio company and are unencumbered by milestones or additional lending provisions.

As of December 31, 2024, the Fund had aggregate unfunded commitments of $2.1 million to two portfolio companies.

Note 9. Financial Highlights

The following presents financial highlights for the year ended December 31, 2024 (in thousands).

For the period from June 28, 2024 (commencement of operations) to December 31, 2024
Total return, based on Members’ Capital before incentive fee (1)	5.6%
Total return, based on Members’ Capital after incentive fee (1)	4.2%

Ratio/Supplemental Data:
Members' Capital, end of period	$56,305
Ratio of total expenses before incentive fee to average Members’ Capital (2)	12.6%
Ratio of total expenses after incentive fee to average Members’ Capital (2)	14.5%
Ratio of net investment income before incentive fee to average Members’ Capital (2)	3.6%
Ratio of net investment income after incentive fee to average Members’ Capital (2)	1.7%
Ratio of interest and credit facility expenses to average net assets	1.0%
Portfolio turnover rate (3)	41.9%
Asset coverage ratio (4)	547.7%

(1)	Total return is calculated based on a time-weighted rate of return methodology. Monthly rates of return for all Members as a whole are geometrically linked to derive the total return reflected above. An individual Member's return may vary from these returns based on the timing of capital transactions.
(2)	The expense and net investment income (loss) ratios are annualized and calculated for the Members each taken as a whole. An individual Member's ratios may vary from these ratios based on the timing of capital transactions.
(3)	Portfolio turnover rate is calculated using the lesser of year-to-date cash sales/repayments or year-to-date cash purchases over the average of the total investments at fair value.
(4)	Based on outstanding debt of $12.4 million as of December 31, 2024.

Note 10. Subsequent Events

The Fund’s management evaluated subsequent events through the date of issuance of the consolidated financial statements included herein. Except as noted below, there have been no subsequent events that occurred during such period that would require recognition or disclosure.

2028 Series A Notes

On August 1, 2025, the Fund entered into a note purchase agreement (the “2028 Note Purchase Agreement”), governing the issuance of $25.0 million aggregate principal amount of 7.25% Series A Notes due 2028 (the “2028 Series A Notes”) in a transaction exempt from registration under the Securities Act. The 2028 Series A Notes bear interest at the rate of 7.25% per annum, payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 2026, and will mature on August 1, 2028.

Fund Operation

On August 22, 2025, the Fund made a distribution of approximately $4.9 million to the Members on a pro rata basis according to their respective interests. As of August 28, 2025, the Members had fully funded their capital commitments.

BDC Conversion

On August 28, 2025, the Fund converted into a Delaware statutory trust named Eagle Point Trinity Senior Secured Lending Company in connection with the election to be regulated as a business development company (“BDC”). Members interests in the Fund were converted to 6,013,221 shares of beneficial interest in connection with the BDC conversion. As a BDC, the Fund intends to conduct a continuous private offering of its shares to investors in reliance on exemptions from the registration requirements of the Securities Act, including the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D and Regulation S (the “Private Offering”).

BDC Operation

Pursuant to the Private Offering, on November 1, 2025, the Fund issued additional shares of beneficial interest resulting in total net proceeds to the Fund of approximately $23,000. The Fund paid its first monthly distribution of $0.084 per share to shareholders of record as of November 28, 2025.